Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com
n e w s  r e l e a s e

FOR MORE INFORMATION, CONTACT:

Julie Ice
Humana Military Healthcare Services
(502) 301-6982
jice@humana.com

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail: rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail: tnoland@humana.com

Award of Humana Military TRICARE South Region Contract Upheld
Government Accountability Office denied protest of award

LOUISVILLE, Ky. — June 15, 2011— Humana Military Healthcare Services, a wholly owned subsidiary of Humana Inc. (NYSE: HUM), announced today that it has received notification of the decision by the Government Accountability Office (GAO) to uphold the award of the South Region TRICARE Third Generation (T-3) contract to Humana Military by the Department of Defense TRICARE Management Activity (TMA), rejecting the protest initiated by a competing bidder.

In late February 2011, TMA selected Humana Military for award of the T-3 contract.  In March, a competing bidder filed a protest with the GAO.  Humana believes further details regarding the ruling by the GAO will be released in the near future.

The new contract is scheduled to begin on April 1, 2012.  As is customary, it provides for five one-year options annually exercisable by the Department of Defense.

About Humana Military Healthcare Services

Humana Military, a wholly owned subsidiary of Humana Inc. and headquartered in Louisville, Kentucky, has been a Department of Defense contractor for the administration of the TRICARE program since July 1, 1996. In August 2003, Humana Military was awarded the contract to provide health-benefits support and services to approximately three million active duty and retired military and their eligible family members in the 10-state South Region. For more information about Humana Military, please visit www.humana-military.com.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is a leading health care company that offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. By leveraging the strengths of its core businesses, Humana believes it can better explore opportunities for existing and emerging adjacencies in health care that can further enhance wellness opportunities for the millions of people across the nation with whom the company has relationships.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:
•	Annual reports to stockholders;
•	Securities and Exchange Commission filings;
•	Most recent investor conference presentations;
•	Quarterly earnings news releases;
•	Replays of most recent earnings release conference calls;
•	Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
•	Corporate Governance information.
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